Exhibit 10.1

BEAZER HOMES USA, INC.
FISCAL YEAR 2016
EMPLOYEE PERFORMANCE SHARE
AWARD AGREEMENT
THIS EMPLOYEE PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made as of [______________], 2015 by and between Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and [______________] (“Participant”).
WHEREAS, pursuant to the Company’s 2014 Long-Term Incentive Plan (the “Plan”), which was approved by the Company’s stockholders at the Annual Meeting held on February 6, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has the authority to award Shares (as defined in the Plan) to employees and wishes to award to Participant certain Shares subject to the terms of the Plan and this Agreement.
NOW, THEREFORE, the parties hereby agree to the terms and conditions set forth below.

1.	AWARD OF PERFORMANCE SHARES
1.1 Award; Effective Date. Effective as of [__________], 2015 (the “Performance Share Effective Date”), the Company grants to Participant [_______] Performance Shares (the “Target Award”), subject to the terms of the Plan and this Agreement (“Performance Shares”).
1.2 Vesting-General Terms.
1.2.1. Subject to the provisions of Section 1.3, all or a portion of the Target Award shall vest on the date (the “Vesting Date”) that is the third anniversary of the Performance Share Effective Date, provided Participant has remained continuously employed with the Company and/or its affiliates from the Performance Share Effective Date until the Vesting Date.
1.2.2. The number of Performance Shares that will vest on the Vesting Date will equal the Target Award, multiplied by the Vesting Percentage (set forth in Attachment A hereto) and rounded up to the nearest whole Share.
1.2.3. If the Vesting Percentage exceeds 100%, the Committee shall have the authority, in its sole discretion, in lieu of delivering Shares in excess of the Target Award, to make a cash payment (net of applicable tax withholdings) to Participant by the end of the fiscal quarter in which the Vesting Date occurs equal to the product of (x) the number of Performance Shares earned by application of the Vesting Percentage that exceeds the Target Award and (y) the average closing price per Share as reported by the New York Stock Exchange (or other authoritative sources as the Committee determines) based on the 20 trading days immediately preceding the Vesting Date.

1.3 Vesting-Disability, Death, Retirement.

1.3.1. In the event Participant’s employment is terminated by the Company or any of its affiliates as a result of Participant’s Disability (as defined in the Plan), or Participant dies while an employee of the Company or any of its affiliates, in either case prior to the Vesting Date, then Performance Shares equal to the Target Award will vest on the date of Participant’s termination of employment.
1.3.2. In the event Participant’s employment with the Company or any of its affiliates is terminated by Participant’s Retirement (as defined in Section 4 hereof) prior to the Vesting Date, then the Performance Shares shall continue to be eligible to vest during the Performance Period pursuant to Sections 1.2 or 1.4.4, as applicable, but only as to Time-Weighted Portion (as defined in Section 4).
1.4 Change of Control.
1.4.1. Upon the occurrence of a Change in Control (as defined in the Plan) prior to the Vesting Date, the Committee shall have the authority to determine that the outstanding Performance Shares: (A) will be continued by the Company (if the Company is the surviving entity); or (B) will be assumed by the surviving entity or its parent or subsidiary; or (C) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the Performance Shares. Except as provided in Section 1.3.2, this Section shall only apply to Participants that have remained continuously employed with the Company and/or its affiliates from the Performance Share Effective Date until the date of such Change in Control.
1.4.2. If (A), (B) or (C) above apply, the continued, assumed or substituted awards will provide (X) similar terms and conditions, including vesting and performance measures, and preserve the same benefits as the Performance Shares that are being continued or replaced, and (Y) that, in the event of Participant’s involuntary termination by the Company without Cause (as defined in the Plan) or termination by Participant for Good Reason (as defined in the Plan), in either case, prior to the Vesting Date, and on, or within the two-year period following, the date of the Change in Control, the Performance Shares (or substituted award) will vest at the Target Award level and become immediately nonforfeitable.
1.4.3. In the event that upon the occurrence of a Change in Control, the Committee determines that (A), (B) and (C) shall not apply, the Committee shall have the discretionary authority to determine the impact of the Change in Control on the Performance Shares as provided in Section 16 of the Plan.
1.4.4. Upon the occurrence of a Change in Control prior to the Vesting Date but after the date Participant’s employment with the Company or any of its affiliates is terminated by reason of his Retirement, then the Time-Weighted Portion of the Performance Shares shall vest at 100% of the Target Award level on the date of the Change in Control.

1.	RESTRICTIONS AND RIGHTS
2.1 Non Transferable. Prior to vesting, the Performance Shares shall not be voluntarily or involuntarily sold, assigned, transferred, pledged, alienated, hypothecated or encumbered by Participant, other than by will or the laws of descent and distribution.
2.2 Voting Rights. Prior to vesting, Participant shall have voting rights on the Target Award amount of Shares.

2.3 Dividends. For so long as the Company holds the Performance Shares on behalf of Participant, if the Company pays any cash dividends on its Shares, the Company will credit Participant an amount for each Share covered by the Target Award that is outstanding as of the record date for such dividend, the per Share amount of such cash dividends that Participant would have received had Participant owned the underlying Shares as of the record date of the cash dividend and such amounts shall be paid to Participant only to the extent the Performance Shares with respect to which such dividends were paid become vested. In that case, the Company shall pay such amount to Participant, less any required withholding taxes, at the same time the Performance Shares to which such cash dividends relate become vested. This additional payment right will be treated as a separate arrangement from the Performance Shares.
2.4 Forfeiture of Performance Shares. Except as provided in Sections 1.3, 1.4.2 and 1.4.4, in the event Participant is terminated by the Company or any of its affiliates, whether with or without Cause, or Participant resigns from or otherwise terminates his employment with the Company or any of its affiliates prior to the Vesting Date, then the Performance Shares awarded to Participant shall be forfeited by Participant, and the Company shall have no further obligation to Participant with respect to such forfeited Performance Shares.

2.	ADJUSTMENT OF SHARES
If there shall be any Adjustment of Shares as provided for in Section 4.3 of the Plan, then appropriate adjustments in the outstanding portion of the Performance Shares shall be made by the Committee, the manner of such adjustments being made as provided for under the Plan.

3.	MISCELLANEOUS
4.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
4.1.1. “Performance Period” means the three-year period beginning on October 1, 2015 and ending on September 30, 2018.
4.1.2. “Retirement” means a voluntary termination of employment by Participant at age 65 or older with at least five years of service with the Company and/or its affiliates.
4.1.3. “Time-Weighted Portion” means the amount determined by multiplying the actual number of Performance Shares by a fraction (not to exceed one), the numerator of which shall be equal to the number of whole months (counting each month as ending on the first day of the calendar month) elapsed from the Performance Share Effective Date until the date of Participant’s termination of employment with the Company or one of its affiliates by reason of his Retirement, and the denominator of which is 36).
4.2 The Plan. The award of Performance Shares provided for herein is made pursuant to the Plan and is subject to the terms and conditions of the Plan. The terms of this Agreement shall be interpreted in accordance with the Plan and any capitalized term used in this Agreement but not defined herein shall have the meaning set forth in the Plan. The Plan is available for inspection during business hours at the principal offices of the Company (currently located at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328), and a copy of the Plan may be obtained by Participant through a request in writing therefor directed to the Secretary of the Company. To the extent the terms of this Agreement are inconsistent with the Plan, the terms of the Plan shall control.
4.3 No Right to Employment. This Agreement shall not confer on Participant any right with respect to continuance of employment by the Company or any of its affiliates, nor will it interfere in any way with the right of the Company or any of its affiliates to terminate the employment of Participant at any time for any reason.
4.4 Taxes. Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan, the vesting of the Performance Shares and any cash payment hereunder. Participant may elect to satisfy his federal and state income and employment tax withholding obligations upon the vesting of Performance Shares, by (i) having the Company withhold a portion of the Shares otherwise to be delivered upon the vesting of Performance Shares having a Fair Market Value (as defined in the Plan) equal to the minimum amount of federal and state income and employment taxes required to be withheld, (ii) delivering to the Company Shares, other than the Shares issuable upon the vesting of Performance Shares, with a Fair Market Value equal to such taxes, (iii) delivering to the Company cash, check (bank check, certified check or personal check), money order or wire transfer equal to such taxes upon the vesting of Performance Shares, or (iv) any combination of Sections 4.4(i) through (iii). Any election to have Shares withheld must be made on or before the date that the amount of tax to be withheld is determined. Participant may not make a Section 83(b) election with respect to the Performance Shares awarded hereunder.
4.5 Recoupment of Incentive Compensation. This grant of Performance Shares shall be subject to the terms of any policy of recoupment of compensation adopted by the Company as provided for in Section 15.3 of the Plan and Participant hereby agrees to the requirements of this Section 4.5.
4.6 Stock Certificates. The Performance Shares awarded hereunder shall be held in a book entry account by the Company. Appropriate adjustments shall be made by the Company to the Performance Shares awarded hereunder to reflect changes made by the Committee pursuant to those events described in Section 3 above. Upon vesting of the Performance Shares awarded hereunder, the Shares shall continue to be held in a book entry account by the Company, unless Participant requests delivery of stock certificates representing such Shares, in which case a certificate or certificates representing such Shares shall be delivered to Participant, which certificate or certificates may contain such legends as the Company, in its sole discretion, deems necessary or advisable in connection with applicable securities laws or the laws of the State of Delaware. Such certificates shall be delivered as soon as administratively practicable, but no later than 30 days after any such request.
4.7 Waivers. No waiver at any time of any term or provision of this Agreement shall be construed as a waiver of any other term or provision of this Agreement and a waiver at any time of any term or provision of this Agreement shall not be construed as a waiver at any subsequent time of the same term or provision.

4.8 Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.
4.9 Counterparts. This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
4.10 Committee Determinations. The Committee shall have the discretionary authority to interpret, construe and administer the terms of this Agreement in accordance with the Plan.
4.11 Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this EMPLOYEE PERFORMANCE SHARE AWARD AGREEMENT as of the date first written above.

BEAZER HOMES USA, INC.

By: ________________________________________
Name:
Title:

PARTICIPANT

________________________________________
Name

Attachment A
Fiscal Year 2016 Employee Performance Share Award Agreement

Performance Shares-General Terms

•	Three-year performance period beginning October 1, 2015 and ending on September 30, 2018.

•	Three Financial Metrics (defined terms follow):

◦	Cumulative Pre-Tax Income;

◦	Return on Assets (“ROA”) (improvement in the amount of Adjusted EBITDA as a percentage of Total Assets); and

◦	Improvement in the ratio of Net Debt to Adjusted EBITDA.

•
Total Shareholder Return (“TSR”) Modifier: After determination of shares earned based on performance on Financial Metrics, the result will be subject to increase or decrease by as much as 20% based on relative TSR performance against the S&P Homebuilders Select Industry Index.

•	Total Shares earned based on Financial Metrics cannot exceed 175% of Target Award, subject to adjustment by application of the TSR Modifier to a maximum 210% of Target Award.

Financial Metric Performance Levels

	Performance Required for Achievement at:
Pre-Tax Income	Threshold	Target	Superior
3-Year CAGR (%)	33.3%	42.6%	51.4%
Total Increase by Fiscal Year 2018 ($)	$120 million	$140 million	$160 million

	Performance Required for Achievement at:
ROA	Threshold	Target	Superior
Fiscal Year 2018 (%)	8.00%	9.00%	10.00%
Improvement (basis points)	209 bps	309 bps	409 bps

	Performance Required for Achievement at:
Ratio of Net Debt/Adjusted EBITDA	Threshold	Target	Superior
Fiscal Year 2018	7.00x	6.00x	5.00x
Improvement by Fiscal Year 2018	(1.90)	(2.90)	(3.90)

Application of TSR Modifier:

TSR Percentile Rank vs. S&P Homebuilders Select Industry Index	Adjustment to # of Performance Shares
At or above 75th Percentile	+20%
70-74th Percentile	+15%
65-69th Percentile	+10%
60-64th Percentile	+5%
40-59th Percentile	No adjustment
35-39th Percentile	-5%
30-34th Percentile	-10%
25-29th Percentile	-15%
Below 25th Percentile	-20%

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Summary of Potential Awards under the 2016 Performance Shares

	Vesting Percentage
Financial Performance Metrics	Below Threshold	Threshold	Target	Superior	Actual Earned
A. Pre-Tax Income	0.0%	33.3%	66.7%	100.0%	A
B. ROA	0.0%	33.3%	66.7%	100.0%	B
C. Net Debt Reduction	0.0%	33.3%	66.7%	100.0%	C

Total Earned % of Target					A + B + C

Maximum % of Target Award Earned (Financial Metrics)					175.0%

Relative TSR Modifier		80.0%	100.0%	120.0%	80% - 120%

Maximum Total % of Target Award Earned (Financial + Relative TSR)					210.0%

•
Example: achievement of a Threshold level of performance on each of the three Financial Metrics will result in 33.3% of the Target Award earned per metric or a total of 100% of the Target Award, subject to adjustment based on the TSR Modifier to calculate the Vesting Percentage.

•	Superior level performance on any one Financial Metric (100%) will earn at least a Target Award subject to the TSR Modifier to calculate the Vesting Percentage.

•
The maximum number of shares that can be earned based on the results of the three Financial Metrics will be 175% of the Target Award even if Superior performance is achieved on all three Financial Metrics (300% of Target Award). In the event of Superior performance on all three Financial Metrics as well as on the TSR Modifier, the maximum Vesting Percentage will be 210% of the Target Award.

•	For performance between Threshold and Target or between Target and Superior, straight line interpolation between such levels will be applied.

•	Beginning and ending date prices for purposes of the TSR Modifier will be based on average closing price for the prior 20 days on the New York Stock Exchange, as applicable.

Defined Terms Relating to 2016 Performance Shares

•
“Pre-Tax Income” is defined as the Company’s income from continuing operations for the applicable fiscal year, before taxes and excluding impairments and abandonments, bond losses and such other non-recurring items as the Committee may approve.

•
“Adjusted EBIT” (earnings before interest, debt extinguishment charges and taxes) equals net income (loss) before: (a) previously capitalized interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization; (b) debt extinguishment charges; and (c) income taxes.

•
“Adjusted EBITDA” (earnings before interest, taxes, depreciation, amortization, debt extinguishment charges and impairments) is calculated by adding non-cash charges, including depreciation, amortization, inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the period to Adjusted EBIT.

•	“Total Assets” is defined as the Company’s total assets as shown on the consolidated balance sheet included in the Company’s Form 10-K for the applicable fiscal year.

•	“Net Debt” is defined as the Company’s total debt as shown on the consolidated balance sheet included in the Company’s Form 10-K for the applicable fiscal year less unrestricted cash.

•	“Vesting Percentage” shall mean the percentage of Target Award earned on the Financial Metrics and after adjustment by application of the TSR Modifier, subject to a maximum of 210% of Target Award.

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